Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-126369, 333-55732, 333-28701, and 333-03631) of our reports dated March 31, 2009, with respect to the consolidated financial statements of Riviera Holdings Corporation and its subsidiaries and the effectiveness of internal control over financial reporting of Riviera Holdings Corporation and its subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Las Vegas, Nevada
March 31, 2009